EXHIBIT 21

                    INTERRA FINANCIAL INCORPORATED
            (Formerly Inter-Regional Financial Group, Inc.)

                         LIST OF SUBSIDIARIES
                          December 31, 1996

                                                      Percentage
                                          State in     of Voting
                                            Which      Securities
Name                                     Incorporated    Owned
-------------------------------------    ------------  ----------
Consolidated subsidiaries of Registrant:

Dain Bosworth Incorporated..............   Delaware        100%
Interra Advisory Services Inc.
 (formerly IFG Asset Management
  Services,Inc.)........................   Minnesota       100
Rauscher Pierce Refsnes, Inc............   Delaware        100
Interra Clearing Services Inc. (formerly
 Regional Operations Group, Inc.).......   Minnesota       100